EXHIBIT 10.27

                               SUBLEASE AGREEMENT
                                     BETWEEN
                                MEDECISION, INC.
                                       AND
                            PATIENT INFOSYSTEMS, INC.


                              DATED: March 30, 1998



MEDecision, Inc. ("MED") is the tenant under that certain office lease (as amended from time to time) dated as of August 4, 1995 (the "Lease" attached hereto as Exhibit A) with EOP - One Devon Square, L.P. as landlord ("Landlord") respecting a portion of the second floor (the "Leased Space") of the building commonly known as One Devon Square (the "Building"), situate at 724 West Lancaster Avenue, Wayne, PA 19087. MED hereby agrees to sublease a portion of the Leased Space to Patient InfoSystems, Inc. ("Subtenant") and Subtenant hereby agrees to sublease such space from MED, on the following terms and conditions:


    1) The Space:

    The subleased space (the "Premises") will consist of a portion of the second floor consisting of approximately 2,047 rentable square feet as shown on the attached floor plan entitled Exhibit B.


    2) The Term:

    The term of the sublease agreement (the "Sublease") shall commence on the later of June 1, 1998, or upon MED's occupancy of the premises, and shall terminate at midnight at the close of May 31, 2001 without the requirement of any further notice thereof by either party to the other, except as may be provided elsewhere in this Sublease.


    3) Sublease Rent:

    Sublease rent payable by the Subtenant to MED shall be $3,350.00 per month. Rent shall be paid monthly in advance of the first of each month, without demand or set-off.


    4) Additional Rent:

    Notwithstanding anything contained in the Lease between MED and the Landlord to the contrary or in the Sublease herein, the Subtenant shall be directly responsible for the cost of electricity which will be billed to Subtenant according to paragraph 5.03 of the Lease between MED and Landlord, and for their proportionate share (according to the formula in paragraph 5.04(a) of the Lease between MED and Landlord) of increases in the cost of operating and maintaining the Building during all or part of any calendar year in which this Sublease is in effect.

5) Improvements:

Subtenant acknowledges that it has inspected the Premises and agrees to accept the Premises in their present "as-is" condition and any improvements will be at the sole cost of the Subtenant,


6) Insurance:

Subtenant shall maintain, with MED and Landlord named as additional insured's, such liability and other insurance as is required to be maintained by MED under the Lease, with such limits and otherwise in accordance such requirements as are set forth in the Lease.
Subtenant shall provide a Certificate of Insurance to MED indicating such coverage.


7) Further Subletting:

Subtenant shall not have the right to further sublease of the Premises.


8) MED Lease:

This Sublease is subject to all of the terms and conditions of the Lease, each of which is hereby incorporated herein by reference and made a part thereof, and the parties agree that:

(a) Subtenant shall fully and faithfully perform, with regard to the Premises, all of the duties and obligations contained in the terms, covenants and conditions of the Lease to be performed by MED as tenant. Each event of default set forth in the Lease respecting MED and the Leased Space shall be equally applicable to Subtenant and the Premises.

(b) MED, in its relations with Subtenant hereunder, shall have all of the rights and remedies afforded to Landlord in it relations with MED as tenant as set forth in the Lease. Without limiting the generality of the foregoing, the consent of MED shall be required for any action of Subtenant which, pursuant to the Lease, would require consent of Landlord as to the tenant.

(c) MED is hereby released and relieved of (i) all of the obligations of Landlord as set forth in the Lease other than any obligation to give notice prior to exercising its rights and remedies, and (ii) any liability to Subtenant for any default by Landlord under the Lease or any failure by landlord to perform any of its obligations thereunder, but MED agrees to reasonably cooperate with Subtenant, upon the written request of Subtenant and at Subtenant's sole expense, in enforcing any of such obligations and causing landlord to perform same; provided, however, that MED shall not be liable to Subtenant in damages if, after reasonable diligence on the part of MED, landlord shall fail to perform such obligations.

(d) Subtenant acknowledges that the rights granted to it under this Sublease agreement are not in any sense greater or broader than the rights granted to MED as tenant under the Lease.


9)      Indemnification:

Subtenant agrees to indemnify and save harmless MED against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from Subtenant's use of the Premises (or the Leased Space) or the conduct of its business or from any activity, work or thing done, permitted or suffered by Subtenant, in or about the Premises (or the Leased Space), and from any and all claims arising from any breach or default on Subtenant's part in the performance of any covenant or agreement on Subtenant's part to be performed pursuant to the terms of this Sublease agreement, or any of its agents, contractors, servants, employees or licensees.


10) Damage to Property:

Neither MED nor its agents or employees shall be liable for (a) any damages to property of Subtenant or of others entrusted to employees of Landlord, nor (b) any injury or damage to persons or property resulting from any cause of whatsoever nature unless caused by or due to the negligence of MED, its agents, servants, or employees, nor (c) any damage caused by other tenants or persons in the building, nor (d) any latent defects in the Premises or in the Building.


11) Effective Date:

This Sublease agreement shall not be effective until it is executed by MED and Subtenant and approved by Landlord.


12) Time:

Time is of the essence of this Sublease Agreement and of the performance by Subtenant of each and every term and condition hereof and of each and every term and condition of the Lease which Subtenant has herein agreed to keep and perform.


13) Expiration and Termination:

This Sublease Agreement will become null and void unless executed by all parties on or before April 3, 1998.

After the first twenty-four months of the sublease term has expired, or after May 31, 2000, Subtenant shall have the right to submit written notice to MED requesting early termination of the Sublease agreement conditioned upon MED's need for the Leased Space. MED, in its sole discretion, will determine its need for the Leased Space at that time. If MED elects to occupy the Leased Space, Subtenant will be granted early termination and be released from the Sublease Agreement. If MED decides it does not need additional Leased Space at that time, MED will so notify Subtenant and Subtenant will continue to be bound by the terms and conditions of this Sublease agreement for the remainder of the Sublease term.

MED shall have the right, at any time after the first eighteen months of the sublease term has expired, or after November 30, 1999, to give six months notice of termination of this Sublease agreement to Subtenant.

14) Complete Agreement:

This Sublease agreement contains all of the agreements between MED and Subtenant respecting the subject matter hereof and may not be modified except by written instrument duly executed by the parties.

The terms and conditions of this Sublease agreement shall extend to and be binding upon the successors and permitted assigns of MED and Subtenant.




By signing in the spaces provided below, MED and Subtenant agree to the terms and conditions herein set forth, intending to be legally bound thereby.



TENANT
MEDECISION, INC.
BY:   /s/ David St. Claire
ITS:-CEO

SUBTENANT
PATIENT INFOSYSTEMS, INC.
BY:   /s/ Donald A Carlberg
ITS: President & CEO